Exhibit 5.1

BGC GROUP, INC.

July 3, 2023

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Assistant Corporate Secretary of BGC Group, Inc., a Delaware corporation (“BGC Group”). You have requested my opinion with respect to the matters set forth below in connection with BGC Group’s filing, pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), of Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Registration Statement on Form S-3, File No. 333-173109, originally filed by BGC Partners, Inc., a Delaware corporation (“BGC Partners”), with the U.S. Securities and Exchange Commission (the “SEC”) on March 25, 2011 and declared effective by the SEC on June 24, 2011 (the “Registration Statement”). The Registration Statement related to the registration under the Securities Act of the offer and sale of up to 10,000,000 shares of BGC Partners Class A common stock, par value $0.01 per share (“BGC Partners Class A Common Stock”), pursuant to the BGC Partners, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Predecessor Plan”), as described in the prospectus contained in the Registration Statement (the “Old Prospectus”). As of this time, 9,199,117 shares of BGC Partners Class A Common Stock remain unsold pursuant to the Old Prospectus.

As a result of a corporate conversion that was completed on July 1, 2023 (the “Corporate Conversion”), BGC Group became the public holding company for BGC Partners and, pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), succeeded to BGC Partners’ registration under the Exchange Act. On July 3, 2023, BGC Group filed a Form 8-K12B reporting that it was the successor registrant to BGC Partners.

Pursuant to the Corporate Conversion, each share of BGC Partners Class A Common Stock outstanding at the effective time of the Corporate Conversion was converted into one share of BGC Group Class A common stock, par value $0.01 per share (“BGC Group Class A Common Stock”). In addition, in connection with the Corporate Conversion, BGC Group assumed and adopted the Predecessor Plan, as amended and restated as the Amended and Restated BGC Group, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Registration Statement, as amended by Post-Effective Amendment No. 1, now relates to the offer and sale by BGC Group of up to 9,199,117 shares of BGC Group Class A Common Stock (the “Shares”) pursuant to the Plan, as described in the prospectus contained in Post-Effective Amendment No. 1 (the “Prospectus”).

For the purposes of this opinion letter, I, or attorneys working under my direction (collectively, “we”), have examined the Registration Statement and Post-Effective Amendment No. 1, the Prospectus, the Plan and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of BGC Group, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion letter, we have relied, with your approval, upon oral and written representations of officers and other representatives of BGC Group and certificates or comparable documents of public officials and of officers and other representatives of BGC Group.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, that all documents submitted to us as certified copies are true and correct copies of such originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal capacity of all individuals executing any of the foregoing documents.

We have assumed that the Shares will be sold in all events for cash consideration per Share equal to or greater than the par value of BGC Group Class A Common Stock pursuant to the Plan as described in the Prospectus. We have also assumed that the Shares will be duly authenticated by the transfer agent and registrar for the BGC Group Class A Common Stock. We have further assumed that any certificates evidencing the Shares to be issued will be manually signed by one of the authorized officers of the transfer agent and registrar for the BGC Group Class A Common Stock, registered by such transfer agent and registrar and conform to the specimen BGC Group Class A Common Stock certificate examined by us evidencing the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, when the Shares registered for sale under the Registration Statement, as amended by Post-Effective Amendment No. 1, have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, as amended by Post-Effective Amendment No. 1, the Prospectus, and the Plan, the Shares will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of New York, and I do not express any opinion herein concerning any law other than the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to Post-Effective Amendment No. 1 and the use of my name under the caption “Legal Matters” in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Stephen M. Merkel
Stephen M. Merkel
Executive Vice President, General Counsel and
Assistant Corporate Secretary
BGC Group, Inc.